Exhibit 10.14

Sunoco Logistics

November 24, 2014

Philadelphia Energy Solutions Refining and Marketing LLC

3144 W. Passyunk Avenue

Philadelphia, PA 19145

Attention: Pete Schwartz

Re:                             Delivery of Off-Specification Butane into Cavern #2 at the Marcus Hook Terminal

Dear Pete:

Reference is made to that certain Terminal Services Agreement (Marcus Hook-Butane) made and entered into as of September 8, 2012 between Sunoco Partners Marketing & Terminals L.P. (“SPMT”) and Philadelphia Energy Solutions Refining and Marketing LLC (“PES”), as amended, (the “Terminal Agreement”). The purpose of this letter agreement (“Letter Agreement”) is to set forth and confirm the agreement of SPMT and PES with regard to PES’ request of November 24, 2014 that SPMT receive and handle at the Terminal pursuant to the Terminal Agreement approximately 130M — 170M barrels of Product, to be delivered into the Terminal by PES via the 4N pipeline beginning on November 24th, 2014, which does not meet the specifications set forth in the Terminal Agreement in that total olefins and sulfur exceed the maximum concentrations per the mixed butane specification (the “Non-Conforming Product”). Any defined term used herein that is not specifically defined in this Letter Agreement shall have the meaning attributed to it in the Terminal Agreement.

The Parties, intending to be legally bound, agree as follows:

1.              SPMT agrees to receive and handle at the Terminal the Non-Confirming Product.

2.              As consideration for SPMT’s agreement to receive and handle the Non-Conforming Product, and notwithstanding anything contained in the Terminal Agreement to the contrary, PES acknowledges, confirms and agrees that SPMT shall have no liability or responsibility to PES or any other person or entity with respect to the Non-Conforming Product. In addition, with respect to the Non-Conforming Product and any other Product of PES that is commingled with such Non-Conforming Product at the Terminal, SPMT shall have no obligation to PES to re-deliver to PES or any other person or entity Product meeting the specifications set forth in the Terminal Agreement.

3.              Notwithstanding anything contained in the Terminal Agreement to the contrary, PES shall indemnify, defend and hold harmless SPMT, its affiliates and their respective officers, directors, employees and agents (the “Indemnified Parties”) from and against any and all losses, damages, claims, demands, causes of action, liabilities, suits, taxes, penalties, fines from any source, costs, judgments and expenses, including reasonable attorneys’ fees and costs (collectively, “Damages”) that may be suffered or incurred at any time by the Indemnified Parties to the extent arising out of the delivery, receipt, handling and re-delivery of the Non-Conforming Product (including without limitation any contamination of other butane at the Terminal, including PES’s Product, that is rendered non-conforming by the Non-Conforming Product, and any Damages suffered or incurred by SPMT arising from SPMT’s receipt or handling of the Non-Conforming Product, including without limitation cleaning and treatment of any caverns or equipment at the Terminal); provided, however, that PES’ indemnity obligations hereunder shall be pro-ratably reduced to the extent that the negligence or willful misconduct of SPMT is the cause of the Damages (except in the case of Damages for cleaning and treatment of caverns and other Terminal equipment, which PES shall be liable for notwithstanding the negligence or willful misconduct of SPMT). The indemnities and obligations of liability set forth in this Letter Agreement shall not be construed as or otherwise deemed to limit the rights of SPMT contained in the Terminal Agreement, including without limitation Sections 2(h) and 6(b) thereof.

4.              Nothing contained in this Letter Agreement shall apply to any other deliveries of Product by PES into the Terminal which fails to meet the specifications set forth in the Terminal Agreement, nor shall it constitute a waiver of SPMT’s rights under the Terminal Agreement with respect to any subsequent deliveries or proposed deliveries of Product by PES into the Terminal which fails to meet the specifications set forth in the Terminal Agreement.

5.              This Letter Agreement, together with the Terminal Agreement, contains the entire agreement between SPMT and PES concerning the subject matter hereof and supersedes any prior expression of interest or understanding, oral or written, by the Parties with respect to the subject matter covered hereby, and except as otherwise specifically addressed herein or amended hereby, and except where inconsistent with the intent of this Letter Agreement, the rights and obligations of the parties in respect thereof, shall be governed by the Terminal Agreement, which is ratified and confirmed in all respects. This Letter Agreement shall be deemed to be made under, and shall be governed and construed in accordance with the laws of the state specified in the Terminal Agreement, excluding any choice of law that may direct the application of the laws of another jurisdiction. Any assignment of this Letter Agreement, and any consents required in connection therewith, shall be governed by the assignment provisions of the Terminal Agreement.

6.              In the event of a conflict between this Letter Agreement and the Terminal Agreement with respect to the subject matter covered hereby, this Letter Agreement shall control.

If you are in agreement with the foregoing, please have an authorized representative of PES sign this Letter Agreement where indicated below.

Sincerely,

SUNOCO PARTNERS MARKETING & TERMINALS L.P.

By:Sunoco Logistics Partners Operations GP LLC,
its general partner

By:	/s/ Joseph Colella
	Name:	Joseph Colella
	Title:	Sr. VP Products

ACCEPTED, ACKNOWLEDGED
AND AGREED AS OF THIS 24th
DAY OF NOVEMBER, 2014:

PHILADELPHIA ENERGY SOLUTIONS REFINING AND MARKETING LLC

By:	/s/ Thomas Scargle
	Name:	Thomas Scargle
	Title:	SVP Supply